Exhibit 99.1
Magellan Petroleum Elects New Director
Hartford, Conn., September 8, 2006 — Magellan Petroleum Corporation (NCM: MPET; ASX: MGN) (the “Company”) announced that it has, effective September 5, 2006, elected Robert Mollah to fill a newly created vacancy on the Company’s Board of Directors, which has been increased in size from four to five directorships. Mr. Mollah will serve as a Class III director until the Company’s 2006 annual meeting of shareholders, when he is expected to be nominated for shareholder approval to serve a full three-year term on the Board.
     Mr. Mollah, age 64, has served as a member of the Board of Directors of Magellan Petroleum Australia Limited, the Company’s wholly-owned operating subsidiary in Australia (“MPAL”), since 2003. He was recently elected to serve as the Chairman of the MPAL Board of Directors, succeeding Rodney F. Cormie, who stepped down as MPAL Chairman on September 5, 2006.
     Mr. Mollah is a geophysicist with broad petroleum exploration experience, both within Australia and internationally. From 1995 until 2003, Mr. Mollah was the Australian Executive Director of the Timor Gap Joint Authority which covered the administration of petroleum exploration and production activities in the Timor Sea Joint Development Zone between Australia and Indonesia/East Timor. Prior to 1995, he served as a Petroleum Explorationist and Manager with broad experience in the oil and gas business in Australia and Asia.
     Mr. Cormie has been a director of MPAL since 1980 and has served as Chairman since 2003. Under his energetic leadership, MPAL has continued its successful exploitation of its gas and oil properties in Australia’s Amadeus Basin. MPAL is a major supplier of the gas which is used, among other things, to produce electricity for Darwin and Alice Springs in Australia’s Northern Territories. Mr. Cormie has been active in rationalizing MPAL’s portfolio of exploration areas, with particular emphasis on exploration and development of properties in the Cooper Basin of central Australia. A highly respected businessman in Brisbane, location of MPAL’s headquarters, Mr. Cormie will remain on the MPAL Board and will lead MPAL’s Business Development Committee.
     Walter McCann, Chairman of the Board of the Company, stated: “Robert Mollah brings to our Board his vast experience in oil and gas exploration and operational matters. His knowledge in these fields will undoubtedly contribute substantially to the Board’s deliberations and strategic planning. Our Board of Directors is confident that Robert Mollah is well suited to lead MPAL to further growth and financial success. We are also most pleased that Rod Cormie will remain on the MPAL Board in a key role. With Robert and Rod, we have a strong team with complementary experience and skills.”

Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.
For further information, please contact Daniel Samela at (860) 293-2006.